September 19, 2002


KPMG LLP
303 East Wacker Drive
Chicago, IL 60601


Ladies and Gentlemen:

We are providing this letter in connection with your audits of the statement of asset and liabilities of the Nuveen Senior Income Fund, including the schedule of investments, as of July 31, 2002 and the related statement of operations, and cash flows for the year then ended, and the changes in net assets for each of the two years in the period then ended, and financial highlights for each of the two years in the period then ended and for the period October 29, 1999 (commencement of investment operations) to July 31, 2000 for the purpose of expressing an opinion as to whether the financial statements and the financial highlights present fairly the financial position, results of operations, and changes in net assets of the Nuveen Senior Income Fund in conformity with accounting principles generally accepted in the United States of America.

Certain representations in this letter are described as being limited to matters that are material. Items are considered material, regardless of size, if they involve an omission or misstatement of accounting information that, in the light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement.

We confirm to the best of our knowledge and belief, the following representations made to you during your audits:


1. The financial statements referred to above are fairly presented in
2. conformity with accounting principles generally accepted in the
3. United Stated of America.

2.	We have made available to you:

a.	All financial records and related data.

b. All minutes of the meetings of shareholders, Trustees, and
c. committees of Trustees, or summaries of actions of recent
d. meetings for which minutes have not yet been prepared.

3.	There have been no:

a. Instances of fraud involving management or employees who
b. have significant roles in internal control.

c. Instances of fraud involving others that could have a material

d. effect on the financial statements.

c. Communications from regulatory agencies, such as the SEC
d. and the Internal Revenue Service, concerning
e. noncompliance with, or deficiencies in, financial reporting
f. practices.
d. Violations or possible violations of laws or regulations, the
e. effects of which should be considered for disclosure in the
f. financial statements or as a basis for recording a loss
g. contingency.

h. Allegations, either written or oral, of misstatements or other

i. misapplications of accounting principles in the Fund's

j. financial statements that have not been disclosed to you in

k. writing.

l. Allegations, either written or oral, of deficiencies in internal

m. control that could have a material effect in the Fund's

n. financial statements that have not been disclosed to you in

o. writing.

p. False statements affecting the Fund's financial statements

q. made to you, out internal auditors, or other auditors who

r. have audited entities under our control upon whose work you

s. may be relying in connection with your audits.

4.	There are no:

a. Unasserted claims or assessments that our lawyer(s)
b.  has
c. (have) advised us are probable of assertion and must
d. be disclosed in accordance with Statement of
e. Financial Accounting Standards (SFAS) No. 5,
f. Accounting for Contingencies.

b. Material liabilities or gain or loss contingencies that are
c. required to be accrued or disclosed by SFAS No. 5 except as
d. may be disclosed in the footnotes to the financial statements.

c. Material transactions that have not been properly recorded in
d. the accounting records underlying the financial statements.
e. Events that have occurred subsequent to the statement date
f. and through the date of this letter that would require
g. adjustment to or disclosure in the financial statements.
h.

5.	We also advise you that to the best of our knowledge and belief:

Portfolio securities are stated at value as determined in
a. accordance with the
b. valuation method set forth
c. in the current prospectus.
d. The Fund's investments
e. during the period were
f. made in accordance with the
g. investment policies stated in
h. the current prospectus.

b. The Fund has satisfactory title to all assets held, and there
c. are no liens or encumbrances on such assets, nor has any
d. asset been pledged except as may be disclosed in the
e. financial statements.

c. The Fund has complied with the provisions of the
d. Investment Company Act of 1940 and the rules and
e. regulations thereunder, complied with the provisions of the
f. prospectus and the requirements of the various Blue Sky
g. laws under which the Fund operates, and qualified as a

h. regulated investment company pursuant to subchapter M of

i. the Internal Revenue Code.  The Fund intends to continue its

j. qualifications as a regulated investment company.  The daily

k. net asset values have been computed throughout the periods


l. noted in Appendix A in accordance with rule 2a-4 of the
m. Investment Company Act of 1940, and were applied n.
o. correctly during those periods in the computations of daily
p. capital stock sales and redemption transactions.

f. The Fund did not make any commitments during the periods
g. as underwriter, nor did it engage in any transactions made on
h. margin, in joint trading, (with the exception of repurchase i. agreements in a joint trading account) or selling short.

g. The Fund, except to the extent indicated in its
h. financial
i. statements, does not own any securities of persons
j. who are directly affiliated as defined in section 2(a)
k. (3) of the Investment Company Act of 1940.

g. There were no investments in issuers 5 percent or more of
h. whose securities were owned by officers and/or
i. Directors/Trustees of the Fund.

i. No agreements have been entered into by the Fund other
j. than in the ordinary course of business.

j. We have complied with all aspects of contractual agreements
k. including the Trust Agreement or Investment Management
l. Advisory Agreements that would have a material effect on
m. the financial statements in the event of noncompliance.

k. The Fund has no plans or intentions that may materially
l. affect the carrying value of assets and liabilities.

k. All expense offset agreements are disclosed in the financial
l. statements as of the statement date in accordance with rule
m. 6-07 of Regulation S-X.

n. There is currently no plan to liquidate the Fund.

6. The following, if applicable, have been properly disclosed in the
7. financial statement:

a. Extent, nature, and terms of financial instruments
b. with off-
c. balance-sheet risk;

d. The amount of credit risk of financial instruments

e. with off-

f. balance-sheet credit risk and information about the

g. collateral supporting such financial instruments; and

c. Significant concentrations of credit risk arising from all
d. financial instruments and information about the collateral
e. supporting such financial instruments.

8. The following have been properly recorded or disclosed in the
9. financial statements:

a. Related party transactions
b. and other transactions with
c. affiliates, including fees,
d. commissions, purchases and
e. sales.

b. Arrangements with financial institutions involving
c. compensation balances, or other arrangements involving
d. restrictions on cash balances and lines of credit or similar
e. arrangements.

c. Significant estimates and material concentrations known to
d. management that are to be disclosed in accordance with the
e. AICPA's Statement of Position (SOP) 94-6, Disclosure of
f. Certain Significant Risks and Uncertainties.

Further, we confirm that we are responsible for the fair presentation in the financial statements of financial position, results of operations, cash flows, and the financial highlights in conformity with accounting principles generally accepted in the United States of America.
Very truly yours,

Nuveen Senior Income Fund
Gifford R. Zimmerman
Vice President and Secretary